Exhibit 23.1

Stan J.H. Lee, CPA

2160 North Central Rd. Suite 203 * Fort Lee * NJ 07024

P.O. Box 436402 * San Diego * CA 92143-6402

619-623-7799 *Fax 619-564-3408 * E-mail: stan2u@gmail.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Lion Lam Diamond Inc. on Form S-1 of our audit report, dated February 5, 2011 relating to the accompanying balance sheet as of December 31, 2010 and the related statements of operations, stockholders’ equity (deficit), and cash flows from inception (July 14, 2010) through December 31, 2010, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

______________________

Stan J.H. Lee, CPA

Fort Lee, New Jersey

February 5, 2011